EXHIBIT 10.14

[FARO LETTERHEAD]

August 9, 1999

Stuart W. Jones
109 Radford Circle
Marietta, GA 30060-6373

Dear Mr. Jones:

We are pleased to offer you the position of Vice President and Chief Financial Officer for FARO Technologies, Inc. The following are the particulars of the offer.

RESPONSIBILITIES
You will be responsible for the management, administration, and coordination of all of the company's accounting and financial activities as well as being a key participant in all business development initiatives.

MANAGEMENT
You will report to Simon Raab, Chairman, President & Chief Executive Officer.

SALARY
Your salary shall be $146,500 per year, paid semi-monthly.

BONUS
You will be eligible to receive up to 30% of your annual base salary (pro-rated for 1999), which will be paid at the end of the calendar year. This bonus is discretionary and will be based on overall company performance and your individual performance against metrics that are established and agreed upon by you and the CEO annually.

STOCK OPTIONS
You will receive options on 30,000 shares of FARO stock with a three year vesting period, vesting 1/3 (10,000 shares) after each completed year of service, with the strike price set at the closing price on your first day of employment. Options on additional shares may be granted to you in the future.

SEVERANCE
In the event you are terminated at FARO's discretion for any reason other than gross negligence and/or conviction of a felony or other crime involving dishonesty, you will receive 6 months' severance pay at your salary rate on the date of termination.

BENEFITS
You will be offered the company's standard benefits package, other than as noted in this letter. See the enclosure.

VACATION PAY
You will be eligible to be paid for fifteen days of vacation annually (five days in 1999), with 0.625 days earned and accrued per semi-monthly pay period.

RELOCATION
FARO will reimburse you for all reasonable and actual expenses upon submittal of an expense report with receipts in accordance with the following guidelines.

TRANSFER OF GOODS
FARO will reimburse all reasonable expenses related to relocation of personal goods.



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TEMPORARY HOUSING
FARO will reimburse all reasonable fees associated with obtaining a new residence for up to 90 days, not to exceed $4,000.00.

BEGINNING OF EMPLOYMENT
Your start date shall be August 18, 1999. Please report to our offices in Lake Mary, Florida, where you will be based.

EXPIRATION OF OFFER
This offer of employment is valid through August 16, 1999.

ACCEPTANCE OF OFFER
Please sign below to acknowledge acceptance of this offer and return a copy to FARO Technologies, Inc., 125 Technology Park, Lake Mary, Florida 32746,
Attention: Director of Administration.


/s/ STUART W. JONES             /s/ STUART W. JONES             8/15/99
-------------------             -------------------             -------
Signature                       Printed Name                    Date



CONTINGENCIES
This offer is contingent upon a satisfactory reference check, satisfactory in-depth background investigation, satisfactory drug screening, and insurance company acceptance to drive company vehicles.

Please note that this is an offer of employment and not an employment contract.

Should you have any questions regarding this offer, please contact me at 407.333.9911.

Sincerely,

FARO TECHNOLOGIES, INC.


/s/ SIMON RAAB
--------------
Simon Raab
Chairman, President and Chief Executive Officer

Enclosure:
  FARO Technologies Benefits